                                                                    EXHIBIT 12.1

                                     DELPHI

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                 -------------------                  -----------------------
                                                   2002      2001        2001      2000       1999       1998       1997
                                                   ----      ----        ----      ----       ----       ----       ----
Income (loss) before taxes ...................   $   358    $  (359)   $  (528)   $ 1,667    $ 1,721    $  (266)   $   259
Earnings of non-consolidated affiliates ......       (54)       (37)       (54)       (87)       (44)       (55)       (27)
Cash dividends received from
    non-consolidated affiliates ..............        28         15         21         13         21          1         12

Portion of rentals deemed to be interest .....        46         40         54         47         44         37         42
Interest and related charges on debt .........       144        169        222        183        132        277        287
                                                 -------    -------    -------    -------    -------    -------    -------
       Earnings available for fixed
         charges .............................   $   522    $  (172)   $  (285)   $ 1,823    $ 1,874    $    (6)   $   573
                                                 =======    =======    =======    =======    =======    =======    =======

Fixed charges:
  Portion of rentals deemed to be interest ...   $    46    $    40    $    54    $    47    $    44    $    37    $    42
  Interest and related charges on debt .......       144        169        222        183        132        277        287
                                                 -------    -------    -------    -------    -------    -------    -------
       Total fixed charges ...................   $   190    $   209    $   276    $   230    $   176    $   314    $   329
                                                 =======    =======    =======    =======    =======    =======    =======

    Ratio of earnings to fixed charges .......       2.7        N/A        N/A        7.9       10.6        N/A        1.7
                                                 =======                          =======    =======    =======    =======


     Fixed charges exceeded earnings by $381 million, $561 million and $320 million for the nine months ended September 30, 2001 and the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.